UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 5, 2014

GOLUB CAPITAL BDC, INC.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	814-00794	27-2326940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 South Wacker Drive, Suite 800, Chicago, IL	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 205-5050

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 5, 2014, Golub Capital BDC, Inc. (the “Company”) completed its previously announced $402 million term debt securitization (the “CLO”). The notes offered in the CLO (the “Notes”) were issued by Golub Capital BDC CLO 2014 LLC, a wholly-owned and consolidated subsidiary of the Company, and are backed by a diversified portfolio of senior secured and second lien loans. The transaction was executed through a private placement of approximately $191.0 million of Aaa/AAA Class A-1 Notes which bear interest at the three-month London Interbank Offered Rate, or LIBOR, plus 1.75%; $20.0 million of Aaa/AAA Class A-2 Notes which bear interest at the three-month LIBOR plus 1.45% for the first 18 months and the three-month LIBOR plus 1.95% thereafter; and $35.0 million of Aa2/AA Class B Notes which bear interest at the three-month LIBOR plus 2.50%. The Company directly retained all of the Class C Notes and equity interests of the CLO (collectively, the “Equity Interests”), which totaled approximately $155.8 million. The Class C Notes bear interest at a rate of three-month LIBOR plus 3.50%, and the equity interests do not bear interest. The Notes are scheduled to mature on April 25, 2026.

A portion of the proceeds of the private placement of the Notes, net of expenses, will be used to repay a portion of the amounts outstanding under the Credit Facility, as defined below. As part of the CLO transaction, certain loans were distributed by Golub Capital BDC Funding LLC, a wholly-owned subsidiary of the Company (“Funding”), to the Company and such loans were then contributed to the CLO. The Company entered into a loan sale agreement under which the Company has agreed to sell or contribute certain senior secured and second lien loans to the CLO. The Company has made customary representations, warranties and covenants in this loan sale agreement.

In connection with the issuance and sale of the Notes, the Company has made customary representations, warranties and covenants in the purchase agreement. The Notes are the secured obligations of the CLO, and the indenture governing the Notes includes customary covenants and events of default. The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state “blue sky” laws and may not be offered or sold in the United States absent registration under Section 5 of the Securities Act or an applicable exemption from such registration requirements.

GC Advisors LLC, the Company’s investment adviser (“GC Advisors”), will serve as collateral manager to the Issuer under a collateral management agreement and will receive a fee for providing these services. Pursuant to the Company’s amended and restated investment advisory agreement with GC Advisors (the “Investment Advisory Agreement”), the total fees paid to GC Advisors for rendering collateral management services, which are less than the management fee payable under the Investment Advisory Agreement, will be offset against such management fee.

On June 5, 2014, Funding entered into an amendment (the “Credit Facility Amendment”) to the documents governing Funding’s senior secured revolving credit facility (the “Credit Facility”) with the Company, as transferor and as servicer, Wells Fargo Securities, LLC, as administrative agent, and Wells Fargo Bank, N.A., as lender. The Credit Facility Amendment is effective as of June 5, 2014.

The Credit Facility Amendment, among other things, (a) decreased the size of the Credit Facility from $250 million to $150 million, (b) adjusted the fee that Funding would pay on any unused portion of the Credit Facility to equal 0.50% for any unused portion from June 5, 2014 through December 5, 2014, after which, such fee would equal 0.50% on the unused portion of the Credit Facility up to $60 million and 2.00% for any unused portion in excess of $60 million and (c) provided a waiver and consent to the dividend by Funding of certain assets securing the Credit Facility to the Company in connection with the closing of the CLO.

As previously disclosed, the Credit Facility is secured by all of the assets held by Funding, and the Company has pledged its interests in Funding as collateral to Wells Fargo Bank, N.A., as the collateral agent, to secure the obligations of the Company as the transferor and servicer under the Credit Facility. Borrowing under the Credit Facility remains subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The descriptions of the documentation related to the CLO and the Credit Facility Amendment contained in this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety by reference to the underlying agreements, attached hereto as Exhibits 10.1 through 10.5 and incorporated into this Current Report on Form 8-K by reference.

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Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Twelfth Amendment to Loan and Servicing Agreement, dated June 5, 2014, by and among Golub Capital BDC Funding LLC, as the Borrower; Golub Capital BDC, Inc., as Transferor and Servicer; Wells Fargo Securities, LLC, as the Administrative Agent; the lenders from time to time party thereto; the lender agents from time to time party thereto; and Wells Fargo Bank, N.A., as the Collateral Agent, the Account Bank, and the Collateral Custodian (amending the Loan and Servicing Agreement, dated as of July 21, 2011).

10.2	Purchase Agreement, dated June 5, 2014, by and among Golub Capital BDC, Inc., Golub Capital BDC CLO 2014 LLC and Wells Fargo Securities, LLC.

10.3	Loan Sale Agreement, dated June 5, 2014, by and between Golub Capital BDC, Inc. and Golub Capital BDC CLO 2014 LLC.

10.4	Indenture, dated June 5, 2014, by and between Golub Capital BDC CLO 2014 LLC and Wells Fargo Bank, National Association.

10.5	Collateral Management Agreement, dated June 5, 2014, by and between Golub Capital BDC CLO 2014 LLC and GC Advisors LLC.

99.1	Press Release of Golub Capital BDC, Inc. dated June 5, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Golub Capital BDC, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLUB CAPITAL BDC, INC.

Date: June 6, 2014	By:	/s/ Ross A. Teune
	Name:	Ross A. Teune
	Title:	Chief Financial Officer

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